CMA Money Fund
File Number: 811-2752
CIK Number: 215457
For the Period Ending: 9/30/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six month period ended  September 30, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

7/23/2002	$98,500	U.S. Treasury Note	2.875%	6/30/2004
8/22/2002	48,500	U.S. Treasury Note	2.250	7/31/2004
8/26/2002	99,750	Federal Farm Credit Bk	5.000	3/01/2004
9/09/2002	300,000	Federal Farm Credit Bk	5.000	3/16/2004